Exhibit 99.1

Ciner Resources LP Announces Name Change to Sisecam Resources LP
February 17, 2022
ATLANTA--(BUSINESS WIRE)--Ciner Resources LP (NYSE: CINR) (“Ciner Resources” or the “Partnership”) announced today that, in connection with the previously announced sale of 60% of Sisecam Chemicals Resources LLC (formerly known as Ciner Resources Corporation) to Sisecam Chemicals USA Inc., a wholly owned subsidiary of Turkiye Sise ve Cam Fabrikalari A.S. of Istanbul, Turkey (“Sisecam”), the Partnership will change its name to Sisecam Resources LP. Such name change is expected to be effective on or about February 18, 2022, and the publicly traded units of the Partnership are expected to begin trading on or about March 1, 2022 after the open of market trading on the New York Stock Exchange under a new ticker symbol - SIRE. After the name change, Sisecam Resources LP will continue to operate as a publicly traded Master Limited Partnership.
In connection with these changes, the general partner of the Partnership will also change its name to Sisecam Resource Partners LLC and Ciner Wyoming LLC (“Ciner Wyoming”) will change its name to Sisecam Wyoming LLC, with such name changes expected to be effective on or about February 18, 2022 as well.
The Partnership owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming, one of the largest and lowest-cost producers of natural soda ash in the world.
Sisecam is a global player in soda ash and chromium chemicals, flat glass, glassware, glass packaging and glass fiber sectors. Founded 86 years ago, it is one of the largest industrial publicly-listed companies based in Turkey. With production facilities in four continents and in 14 countries, Sisecam is one of the largest glass and chemicals producers in the world. Sisecam has been a partner with the Ciner Group since 2019.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future actions, performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Partnership's filings with the United States Securities and Exchange Commission. The Partnership undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.
Contacts
Ciner Resources LP
Investor Relations
Ahmet Tohma
Chief Finance Officer
(770) 375-2321
atohma@ciner.us.com